U.S. Securities and Exchange Commission
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): August 31, 2006
ELDORADO ARTESIAN SPRINGS, INC.

(Exact name of Registrant as specified in its charter)

Colorado	0-18235	84-0907853

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
1783 Dogwood Street Louisville, CO 80027

(Address of principal executive offices; zip code)
(303) 499-1316

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.
On August 31, 2006, Eldorado Artesian Springs, Inc. (“Eldorado”) entered into a Water Lease Agreement (“Agreement”) with Denver Wells, LLC, a Colorado limited liability company. Under the terms of the Agreement, Eldorado will lease 100 acre feet annually of nontributary ground water from Denver Wells, LLC. The Agreement shall be for an initial term of two (2) years commencing as of August 31, 2006 and the cost of the lease shall be $60,000 in year one and $65,000 in year two. Denver Wells, LLC also agreed to lease Eldorado up to 200 additional acre feet of water per year, if needed, for an additional $600 per acre foot in year one and $650 per acre foot in year two. Eldorado will also have the option to purchase 300 acre feet per year of water from the existing and operating well or wells under the terms of the Agreement. If Eldorado exercises its purchase option, the purchase price will be $10,000 per acre foot if purchased before December 31, 2006. The purchase price will be increased by .5% per month thereafter. The Agreement was subject to a 30 day due diligence period and the first lease payment was made on September 29, 2006.
ITEM 9.01. Financial Statements and Exhibits.
(c)	Exhibits
10.14	Water Lease Agreement (Including a Contract to Purchase)
SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Eldorado Artesian Springs, Inc.

Date: October 4, 2006	By:	/s/ Doug Larson
Doug Larson
Chief Executive Officer

Exhibit Index
10.14	Water Lease Agreement (Including a Contract to Purchase)